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                                                                    Exhibit 4.11

                             FIFTH AMENDMENT TO THE
                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

          WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON COMPENSATION DEFERRAL PLAN (the "Plan"); and

          WHEREAS, the Company desires to amend the Plan in certain respects;

          NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 2002:

     1. A new Section 6.4 shall be added to the Plan and shall read as follows:

               "6.4 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims that have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Cooper Cameron Corporation Plans Administration Committee, which procedures are hereby incorporated by reference as part of the Plan, and may be amended from time to time by such committee."

     2.   As amended hereby, the Plan is specifically ratified and reaffirmed.

          EXECUTED, this 19th day of December, 2002, effective for all purposes as provided above.

                                        COOPER CAMERON CORPORATION


                                        By: /s/ Jane Crowder
                                            ------------------------------------
                                            Name:  Jane Crowder
                                            Title: Vice President